Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K of our report dated March 15, 2017, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Stonegate Bank as of and for the year ended December 31, 2016, which is included in the Registration Statement on Form S-4 of Home BancShares, Inc.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

September 27, 2017